CONTACT:	C.R. Cloutier or Teri S. Stelly
TELEPHONE:	(337) 237-8343
RELEASE DATE:	July 27, 2009

MidSouth Bancorp, Inc. Reports Second Quarter 2009 Earnings

Lafayette, La. July 27, 2009  MidSouth Bancorp, Inc. (NYSE Amex: MSL) today reported net income available to common shareholders of $446,000 for the second quarter ended June 30, 2009, a decrease of  $972,000 from net income of $1,418,000 reported for the second quarter of 2008 and $510,000 below net income available to common shareholders of $956,000 reported for the first quarter of 2009.  Diluted earnings per share for the second quarter of 2009 were $0.07 per share, a decrease of 66.7% from the $0.21 per share for the second quarter of 2008 and 50.0% below the $0.14 per share for the first quarter of 2009.  Beginning the first quarter of 2009, the Company recorded dividends on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) issued to the U. S. Department of the Treasury on January 9, 2009 under the Capital Purchase Plan.  Dividends recorded on the Series A Preferred Stock totaled $299,000 for the second quarter of 2009 and $277,000 for the first quarter of 2009.

For the six months ended June 30, 2009, net income available to common shareholders totaled $1,402,000, a 46.4% decrease from earnings of $2,617,000 for the first six months of 2008.  Of the $1,215,000 decrease, $576,000 is related to dividends on the Series A Preferred Stock.  Diluted earnings per share were $0.21 for the first six months of 2009, compared to $0.39 for the first six months of 2008.

The Company’s total assets ended the second quarter of 2009 at $924.2 million, a 1.5% decrease over the $937.9 million in total assets recorded at June 30, 2008.  Deposits were $762.7 million as of June 30, 2009, compared to $810.1 million on June 30, 2008, a decrease of $47.4 million, or 5.9%.  The decrease in deposits resulted from a $69.4 million decline in money market deposits, primarily in oil-related commercial and industrial accounts, offset by a $20.4 million increase in interest-bearing checking accounts.  The decline in money market deposits reflected the effect of normal fluctuations in commercial deposits, the movement of some deposits to higher competitive rates and a shift to secured repurchase agreements.  The Company’s securities sold under agreements to repurchase increased $8.6 million in prior year comparison, from $24.7 million at June 30, 2008 to $33.3 million at June 30, 2009.

Loans totaled $596.1 million at June 30, 2009, an increase of $29.0 million, or 5.1%, from $567.1 million as of June 30, 2008.  Loan demand slowed in the first half of 2009, as commercial loan customers used cash flows to pay down debt and economic concerns continued to stem loan production in real estate credits.

Second quarter 2009 earnings were impacted by a $2.1 million provision recorded for loan losses, compared to $855,000 in the second quarter of 2008 and $1.0 million recorded in the first quarter of 2009.  Deterioration in the performance of a $5.7 million national participation credit in the Company’s Baton Rouge market prompted a $1.1 million charge-off on the credit in the second quarter of 2009 and an increase of $200,000 in specific reserves allocated to the credit within the Allowance for Loan Losses (“ALL”).  The remainder of the $2.1 million provision covered approximately $430,000 in charged-off loans associated with another Baton Rouge credit relationship and $333,000 in other credits charged-off in the second quarter of 2009.

Quarterly revenues for the Company, defined as net interest income and non-interest income, increased $137,000, or 1.0%, for the second quarter of 2009 compared to the second quarter of 2008.  The slight improvement in revenues resulted primarily from a $1,414,000 decrease in interest expense on deposits and borrowings, which was mostly offset by a $1,331,000 decrease in interest income on earning assets.  Non-interest income increased $54,000 due to a $138,000 increase in ATM/debit card income that was partially offset by decreases in mortgage banking fees and income from a third party investment advisory firm.  Non-interest expense increased $39,000 in prior year quarterly comparison, as expense reductions in several categories offset a $649,000 increase in FDIC premiums.  During the second quarter of 2009, the Company accrued for a special assessment as required by the FDIC and also incurred an increase in the regular assessment rate.

Second quarter 2009 results were positively impacted by $197,000 in tax benefit compared to $277,000 in tax provisions recorded for the second quarter of 2008.  The $197,000 in quarterly tax benefit resulted from lower pretax profits combined with sustained tax exempt income levels and certain federal tax credits.

In linked-quarter comparison, net earnings before dividends on Series A Preferred Stock decreased $488,000, primarily due to the $2.1 million provision for loan losses recorded in the second quarter of 2009 compared to the $1.0 million provision recorded for the first quarter of 2009.  Net interest income decreased $204,000 as a $298,000 decline in interest income on earning assets was partially offset by a $94,000 reduction in interest expense.  Interest income on investment securities and other interest earning assets declined in linked-quarter comparison by $193,000 primarily due to calls and maturities within the portfolio.  Non-interest income increased $328,000 primarily due to a higher volume of insufficient funds transactions on deposit accounts and rental income on safe deposit boxes recorded in June of each year.  Non-interest expense decreased $134,000 as decreases in several expense categories offset increased FDIC insurance premiums and Visa credit card and merchant program expenses.

C. R. “Rusty” Cloutier, President and Chief Executive Officer, commenting on second quarter of 2009 results noted, “While the second quarter’s results were below our expectations, a few items need further comment.  First, based on a new appraisal, we dealt with the loss exposure on our largest credit during the second quarter.  Second, expense management was good as non-interest expense declined $134,000 versus the first quarter of 2009, despite an increase of $451,000 in FDIC premiums.”

Asset Quality. Nonaccrual loans totaled $15.7 million as of June 30, 2009, compared to $2.4 million as of June 30, 2008.  Of the $15.7 million, $12.9 million, or 82%, represents two large commercial real estate relationships in the Baton Rouge market.  Loans totaling $974,000 were placed on nonaccrual during the second quarter of 2009, offsetting the reduction of $1.1 million charged-off on the national participation credit.  Loans past due 90 days or more totaled $791,000 at June 30, 2009, an increase of $228,000 over the $563,000 at June 30, 2008 and a decrease of $459,000 from the $1,250,000 at March 31, 2009.  The $1.1 million charge-off on the national participation credit and the $459,000 reduction in loans past due 90 days or more resulted in a decrease of $574,000 in total nonperforming assets in linked-quarter comparison.  Total nonperforming assets to total assets were 1.89% for the second quarter of 2009, compared to 1.96% for the first quarter of 2009 and 0.37% for the second quarter of 2008.

Allowance coverage for nonperforming loans was 48.85% at June 30, 2009, compared to 214.47% at June 30, 2008.  Annualized year-to-date charge-offs were 0.90% of total loans for the second quarter of 2009 compared to 0.44% for the second quarter of 2008.  Management’s most recent analysis of the ALL indicated that the ALL/total loans ratio of 1.35% was appropriate at June 30, 2009.  The ALL/total loans ratio was 1.11% at June 30, 2008 and 1.31% at March 31, 2009.

Earnings Analysis

Net Interest Income.  Net interest income totaled $9,922,000 for the second quarter of 2009, an increase of 0.8%, or $83,000, from the $9,839,000 reported for the second quarter of 2008.  The improvement in net interest income resulted primarily from a decrease of $1.4 million in interest expense which offset a decrease of $1.3 million in interest income.  The impact to interest income of a $32.4 million increase in the average volume of loans, from $563.6 million at June 30, 2008 to $596.0 million at June 30, 2009, was partially offset by a 106 basis point reduction in the average yield on loans in quarterly comparison.  The average yields on loans declined from 7.99% in the second quarter of 2008 to 6.93% in the second quarter of 2009 as New York Prime (“Prime”) fell 175 basis points, from 5.00% to 3.25% during the same period.  The average volume of investment securities, including federal funds sold and other interest-earning assets, decreased $50.5 million in quarterly comparison, while the taxable-equivalent yield increased 20 basis points, from 4.08% to 4.28%.  The volume decrease occurred primarily in federal funds sold and other interest-earning assets as deposits declined during the second half of 2008, following an influx of commercial money market deposits in the first quarter of 2008.

The decrease in interest expense in quarterly comparison resulted from a 71 basis point decrease in the average rate paid on interest-bearing liabilities combined with a $51.8 million decrease in the average volume of interest-bearing liabilities in quarterly comparison.  The decrease in interest-bearing liabilities was primarily in commercial platinum money market deposits and certificates of deposit, partially offset by an increase in the average volume of repurchase agreements.  The volume and rate decreases associated with interest-bearing liabilities, partially offset by the $32.4 million increase in the average volume of loans, primarily contributed to a 14 basis point improvement in the taxable-equivalent net interest margin, from 4.78% for the second quarter of 2008 to 4.92% for the second quarter of 2009.

In year-to-date comparison, net interest income increased $935,000 as interest expense decreased $3,784,000, offsetting a $2,849,000 decline in interest income.  Interest expense decreased primarily due to a 108 basis point reduction in the average rate paid on interest-bearing liabilities, from 2.75% at June 30, 2008 to 1.67% at June 30, 2009.  Additionally, the average volume of interest-bearing liabilities decreased $30.3 million in year-to-date comparison.  The decrease in interest income on average earning assets resulted primarily from a 127 basis point decline in the average yield earned on loans, from 8.24% at June 30, 2008 to 6.97% at June 30, 2009.  An average volume increase of $32.0 million in loans partially offset the impact of lower yields.  As a result, the taxable-equivalent net interest margin improved 20 basis points, from 4.83% for the six months ended June 30, 2008 to 5.03% for the six months ended June 30, 2009.

In linked-quarter comparison, net interest income decreased $204,000, as a $298,000 decrease in loan and investment interest income exceeded a $94,000 reduction in interest expense on interest-bearing deposits and borrowings.  Average loan volume declined $4.8 million and the average yield on loans decreased 9 basis points, from 7.02% to 6.93% in linked-quarter comparison.  Interest income on investment securities and other interest-earning assets decreased primarily as a result of calls and maturities within the investment portfolio.  Cash flows from both the loan and investment securities portfolio were invested in lower yielding overnight funds and short-term certificates of deposit.  Accordingly, the average yield on earning assets decreased 28 basis points in linked-quarter comparison, from 6.43% at March 30, 2009 to 6.15% at June 30, 2009.  Interest expense decreased due to an 8 basis point decrease in the average rate paid on interest-bearing deposits, from 1.71% to 1.63%.  Balance sheet changes in linked-quarter comparison resulted in a 21 basis point decrease in the taxable-equivalent net interest margin, from 5.13% at March 31, 2009 to 4.92% at June 30, 2009.

Non-interest income.  Non-interest income for the second quarter of 2009 totaled $3,858,000 or 1.4% above the $3,804,000 earned in the second quarter of 2008 and 9.3% above the $3,530,000 earned in the first quarter of 2009.  A $138,000 increase in ATM and debit card fee income offset decreases of $54,000 in income from a third party investment advisory firm and $23,000 in mortgage processing fees in prior-year quarterly comparison.

In year-to-date comparison, a $305,000 increase in ATM and debit card fee income offset decreases of $86,000 in income from the third-party investment advisory firm, $65,000 in mortgage processing fees, and a one-time payment totaling $131,000 received from VISA during the first quarter of 2008.  The one-time payment was related to VISA’s redemption of a portion of its Class B shares outstanding in connection with an initial public offering.  Income from service charges on deposit accounts remained flat in quarterly and year-to-date comparisons.

In linked-quarter comparison, non-interest income increased $328,000 primarily due to a $190,000 increase in fees on deposit accounts and $78,000 in rental fees on safe deposit boxes assessed annually in June.  Additionally, ATM and debit card fee income increased $30,000 and mortgage processing fees increased $24,000 in linked-quarter comparison.

Non-interest Expenses.  Non-interest expense increased $39,000 in prior-year quarterly comparison, as decreases in several expense categories, including marketing costs and professional and consulting fees, offset increases of $649,000 in FDIC premiums (including a special assessment), $247,000 in occupancy expense and $73,000 in salaries and benefits costs.   Occupancy expense increased primarily due to increases in lease expense, depreciation expense and maintenance costs on premises and equipment.

In year-to-date comparison, non-interest expense increased $1.0 million, as increases of $863,000 in FDIC premiums (including a special assessment), $631,000 in occupancy expense and $375,000 in salary and benefit costs exceeded expense reductions in other categories.

In linked-quarter comparison, non-interest expenses decreased $134,000 as decreases primarily in salaries and benefits costs, occupancy expense, and marketing expense offset increases primarily in FDIC insurance premiums and Visa credit card and merchant program expenses.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana, with 35 locations in Louisiana and Texas and more than 170 ATMs.  Through its wholly owned subsidiary, MidSouth Bank, N.A., the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas.  MidSouth Bank is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals and to small and middle market businesses.

Established in 1985, the Company has 28 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (3), New Iberia (3), Lake Charles (2), Houma (2), Sulphur, Jeanerette, Jennings, Thibodaux, Larose, Opelousas, Breaux Bridge, Cecilia, and Morgan City.   Additionally, the Company has 7 full-service offices in the southeast region of Texas, including Beaumont (3), Conroe, Houston, Vidor, and College Station.   It also has a mortgage loan center in Conroe.

MidSouth Bancorp’s common stock is traded on the New York Stock Exchange (NYSE Amex) under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, the Company’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.  These factors include, but are not limited to, factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Statements” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

				For the Quarter
	For the Quarter Ended			Ended
	June 30,		%	March 31,	%
EARNINGS DATA	2009	2008	Change	2009	Change
Total interest income	$12,496	$13,827	-9.6%	$12,794	-2.3%
Total interest expense	2,574	3,988	-35.5%	2,668	-3.5%
Net interest income	9,922	9,839	0.8%	10,126	-2.0%
Provision for loan losses	2,100	855	145.6%	1,000	110.0%
Non-interest income	3,858	3,804	1.4%	3,530	9.3%
Non-interest expense	11,132	11,093	0.4%	11,266	-1.2%
Provision for income tax	(197)	277	-171.1%	157	-225.5%
Net income	745	1,418	-47.5%	1,233	-39.6%
Dividends on preferred stock	299	-	100.0%	277	7.9%
Net income available to common shareholders	$446	$1,418	-68.5%	$956	-53.3%

PER COMMON SHARE DATA
Basic earnings per share	$0.07	$0.22	-68.2%	$0.14	-50.0%
Diluted earnings per share	$0.07	$0.21	-66.7%	$0.14	-50.0%

Book value at end of period	$11.28	$10.54	7.0%	$11.28	0.0%
Market price at end of period	$16.80	$16.55	1.5%	$10.24	64.1%
Weighted avg shares outstanding
Basic	6,589,264	6,606,882	-0.3%	6,617,341	-0.4%
Diluted	6,607,366	6,620,211	-0.2%	6,627,367	-0.3%

AVERAGE BALANCE SHEET DATA
Total assets	$926,878	$946,005	-2.0%	$922,090	0.5%
Earning assets	845,272	863,466	-2.1%	837,350	0.9%
Loans and leases	595,955	563,643	5.7%	600,782	-0.8%
Interest-bearing deposits	575,103	637,111	-9.7%	566,005	1.6%
Total deposits	765,200	820,785	-6.8%	758,325	0.9%
Total stockholders' equity (1)	96,229	70,821	35.9%	93,853	2.5%

SELECTED RATIOS	6/30/2009	6/30/2008		3/31/2009
Return on average assets	0.19%	0.60%	-68.5%	0.42%	-54.8%
Return on average total equity	1.86%	8.05%	-76.9%	4.13%	-55.0%
Return on average realized equity (2)	1.95%	8.09%	-75.9%	4.27%	-54.3%
Average equity to average assets	10.38%	7.49%	38.7%	10.18%	2.0%
Leverage capital ratio	10.63%	8.01%	32.7%	10.66%	-0.3%
Taxable-equivalent net interest margin	4.92%	4.78%	2.9%	5.13%	-4.1%

CREDIT QUALITY
Allowance for loan losses as a % of total loans	1.35%	1.11%	21.6%	1.31%	3.1%
Nonperforming assets to total assets	1.89%	0.37%	410.8%	1.96%	-3.6%
Annualized net YTD charge-offs to total loans	0.90%	0.44%	105.0%	0.53%	68.0%

(1) On January 9, 2009, the Company participated in the Capital Purchase Plan of the U. S. Department of the Treasury, which added
$20 million in capital for the purpose of funding loans.
(2) Excluding net unrealized gain (loss) on securities available for sale.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	June 30,	June 30,	%	March 31,	December 31,
	2009	2008	Change	2009	2008
Assets
Cash and cash equivalents	$39,653	$89,561	-55.7%	$36,981	$24,786
Securities available-for-sale	204,918	211,093	-2.9%	212,515	225,944
Securities held-to-maturity	3,668	7,783	-52.9%	4,677	6,490
Total investment securities	208,586	218,876	-4.7%	217,192	232,434
Total loans	596,114	567,087	5.1%	597,209	608,955
Allowance for loan losses	(8,039)	(6,286)	27.9%	(7,802)	(7,586)
Loans, net	588,075	560,801	4.9%	589,407	601,369
Premises and equipment	39,580	40,375	-2.0%	40,219	40,580
Time deposits held in banks	21,023	-	100.0%	9,023	9,023
Goodwill and other intangibles	9,540	9,677	-1.4%	9,572	9,605
Other assets	17,737	18,567	-4.5%	20,697	19,018
Total assets	$924,194	$937,857	-1.5%	$923,091	$936,815

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$185,332	$182,220	1.7%	$198,803	$199,899
Interest bearing deposits	577,320	627,863	-8.1%	570,625	566,805
Total deposits	762,652	810,083	-5.9%	769,428	766,704
Securities sold under agreements to repurchase and other short term borrowings	45,809	37,163	23.3%	37,612	75,876
Junior subordinated debentures	15,465	15,465	-	15,465	15,465
Other liabilities	6,470	5,373	20.4%	6,875	5,726
Total liabilities	830,396	868,084	-4.3%	829,380	863,771
Total shareholders' equity (1)	93,798	69,773	34.4%	93,711	73,044
Total liabilities and shareholders' equity	$924,194	$937,857	-1.5%	$923,091	$936,815

(1) On January 9, 2009, the Company participated in the Capital Purchase Plan of the U. S. Department of the Treasury, which added
$20 million in capital for the purpose of funding loans.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Six Months Ended
INCOME STATEMENT	June 30,		%	June 30,		%
	2009	2008	Change	2009	2008	Change

Interest income	$12,496	$13,827	-9.6%	$25,290	$28,139	-10.1%
Interest expense	2,574	3,988	-35.5%	5,242	9,026	-41.9%
Net interest income	9,922	9,839	0.8%	20,048	19,113	4.9%
Provision for loan losses	2,100	855	145.6%	3,100	2,055	50.9%
Service charges on deposit accounts	2,577	2,563	0.5%	4,965	4,932	0.7%
Other charges and fees	1,281	1,241	3.2%	2,423	2,460	-1.5%
Total non-interest income	3,858	3,804	1.4%	7,388	7,392	-0.1%
Salaries and employee benefits	5,272	5,199	1.4%	10,752	10,377	3.6%
Occupancy expense	2,295	2,048	12.1%	4,629	3,998	15.8%
Other non-interest expense	3,565	3,846	-7.3%	7,017	7,012	0.1%
Total non-interest expense	11,132	11,093	0.4%	22,398	21,387	4.7%
Income before income taxes	548	1,695	-67.7%	1,938	3,063	-36.7%
Provision for income taxes	(197)	277	-171.1%	(40)	446	-109.0%
Net income	745	1,418	-47.5%	1,978	2,617	-24.4%
Dividends on preferred stock	299	-	100.0%	576	-	100.0%
Net income available to common shareholders	$446	$1,418	-68.5%	$1,402	$2,617	-46.4%

Earnings per share, diluted	$0.07	$0.21	-66.7%	$0.21	$0.39

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

INCOME STATEMENT	Second	First	Fourth	Third	Second
Quarterly Trends	Quarter	Quarter	Quarter	Quarter	Quarter
	2009	2009	2008	2008	2008
Interest income	$12,496	$12,794	$13,699	$13,635	$13,827
Interest expense	2,574	2,668	3,480	3,579	3,988
Net interest income	9,922	10,126	10,219	10,056	9,839
Provision for loan losses	2,100	1,000	2,000	500	855
Net interest income after provision for loan loss	7,822	9,126	8,219	9,556	8,984
Total non-interest income	3,858	3,530	3,755	3,981	3,804
Total non-interest expense	11,132	11,266	11,352	11,235	11,093
Income before income taxes	548	1,390	622	2,302	1,695
Income taxes	(197)	157	(442)	445	277
Net income	745	1,233	1,064	1,857	1,418
Dividends on preferred stock	299	277	-	-	-
Net income available to common shareholders	$446	$956	$1,064	$1,857	$1,418

Earnings per share, basic	$0.07	$0.14	$0.16	$0.28	$0.22
Earnings per share, diluted	$0.07	$0.14	$0.16	$0.28	$0.21
Book value per share	$11.28	$11.28	$11.04	$10.65	$10.54
Return on average equity	1.86%	4.13%	6.02%	10.29%	8.05%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	June 30,	June 30,	%	March 31,	December 31,
	2009	2008	Change	2009	2008
Composition of Loans
Commercial, financial, and agricultural	$200,192	$184,930	8.3%	$202,315	$210,058
Lease financing receivable	7,538	5,883	28.1%	7,377	8,058
Real estate - mortgage	242,595	220,556	10.0%	236,594	234,588
Real estate - construction	60,062	65,985	-9.0%	64,389	65,327
Installment loans to individuals	84,602	88,737	-4.7%	85,604	89,901
Other	1,125	996	13.0%	930	1,023

Total loans	$596,114	$567,087	5.1%	$597,209	$608,955

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	June 30,	June 30,	%	March 31,	December 31,
	2009	2008	Change	2009	2008
Asset Quality Data
Nonaccrual loans	$15,664	$2,368	561.5%	$15,713	$9,355
Loans past due 90 days and over	791	563	40.5%	1,250	1,005
Total nonperforming loans	16,455	2,931	461.4%	16,963	10,360
Other real estate owned	829	143	479.7%	843	329
Other foreclosed assets	203	384	-47.1%	255	306
Total nonperforming assets	$17,487	$3,458	405.7%	$18,061	$10,995

Nonperforming assets to total assets	1.89%	0.37%	410.8%	1.96%	1.17%
Nonperforming assets to total loans +
OREO + other foreclosed assets	2.93%	0.61%	380.3%	3.02%	1.80%
ALL to nonperforming loans	48.85%	214.47%	-77.2%	45.99%	73.22%
ALL to total loans	1.35%	1.11%	21.6%	1.31%	1.25%

Year-to-date charge-offs	$2,779	$1,317	111.0%	$856	$2,624
Year-to-date recoveries	132	85	55.3%	71	192
Year-to-date net charge-offs	$2,647	$1,232	114.9%	$785	$2,432
Annualized net YTD charge-offs to total loans	0.90%	0.44%	103.5%	0.53%	0.40%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2009			June 30, 2008

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$93,010	$1,001	4.30%	$95,039	$1,044	4.39%
Tax-exempt securities	115,933	1,554	5.36%	106,791	1,458	5.46%
Equity securities	4,404	29	2.63%	4,283	32	2.99%
Federal funds sold	25,826	18	0.28%	64,536	334	2.05%
Loans	595,955	10,294	6.93%	563,643	11,202	7.99%
Other interest earning assets	10,144	56	2.21%	29,174	185	2.55%
Total interest earning assets	845,272	12,952	6.15%	863,466	14,255	6.64%
Noninterest earning assets	81,606			82,539
Total assets	$926,878			$946,005

Interest bearing liabilities:
Deposits	$575,103	$2,039	1.42%	$637,111	3,531	2.23%
Repurchase agreements and federal
funds purchased	44,093	273	2.45%	33,907	167	1.95%
Short term borrowings	-	-	-	-	-	-
Junior subordinated debentures	15,465	262	6.70%	15,465	290	7.42%
Total interest bearing liabilities	634,661	2,574	1.63%	686,483	3,988	2.34%
Noninterest bearing liabilities	195,988			188,701
Shareholders' equity	96,229			70,821
Total liabilities and shareholders' equity	$926,878			$946,005

Net interest income (TE) and margin		$10,378	4.92%		$10,267	4.78%

Net interest spread			4.52%			4.30%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Six Months Ended			Six Months Ended
	June 30, 2009			June 30, 2008

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$97,369	$2,148	4.41%	$86,932	$2,002	4.61%
Tax-exempt securities	117,868	3,167	5.37%	107,862	2,933	5.44%
Equity securities	4,357	62	2.85%	3,988	63	3.16%
Federal funds sold	13,774	19	0.27%	51,753	608	2.32%
Loans	598,354	20,692	6.97%	566,399	23,208	8.24%
Other interest earning assets	9,610	131	2.75%	14,780	187	2.54%
Total interest earning assets	841,332	26,219	6.28%	831,714	29,001	7.01%
Noninterest earning assets	83,157			83,368
Total assets	$924,489			$915,082

Interest bearing liabilities:
Deposits	$570,579	$4,214	1.49%	$614,443	$8,008	2.62%
Repurchase agreements and federal
funds purchased	37,533	477	2.58%	29,977	377	2.49%
Short term borrowings	9,326	23	0.50%	907	18	3.93%
Junior subordinated debentures	15,465	528	6.79%	15,465	623	7.97%
Total interest bearing liabilities	632,903	5,242	1.67%	660,792	9,026	2.75%
Noninterest bearing liabilities	196,539			183,929
Shareholders' equity	95,047			70,361
Total liabilities and shareholders' equity	$924,489			$915,082

Net interest income (TE) and margin		$20,977	5.03%		$19,975	4.83%

Net interest spread			4.61%			4.26%